Exhibit 16.1

November 12, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Anbio Biotechnology

CIK Number: 0001982708

Dear Commissioners:

We have read Form 6-K dated November 12, 2025 of Anbio Biotechnology (“Registrant”) and are in agreement with the statements contained therein as it pertains to our firm; we are not in a position to agree or disagree with other statements of Registrant contained therein.

Very truly yours,

/s/ YCM CPA INC.

Irvine, California